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                                                                    Exhibit 11.0

                            FIRST BELL BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                DECEMBER 31, 2002

                                                        TWELVE         TWELVE
                                                        MONTHS         MONTHS
                                                         ENDED          ENDED
                                                       12/31/02       12/31/02
                                                      ----------   -------------
                                                         BASIC     FULLY DILUTED

Net income applicable to common stock                 $8,575,594    $8,575,594
                                                      ----------    ----------

Weighted average shares outstanding                    4,292,594     4,292,594

Add: Option common stock equivalents                          --       134,008

Less: MRP shares                                         180,845       180,845
                                                      ----------    ----------

   Total Shares                                        4,111,932     4,245,940
                                                      ==========    ==========

Earnings per share                                    $     2.09    $     2.02
                                                      ==========    ==========